UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM 8-K


           CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


      DATE OF REPORT (Date of earliest event reported): April 17, 1998


                      PLUM CREEK TIMBER COMPANY, L.P.
           (Exact name of registrant as specified in its charter)


   Delaware                  1-10239                    91-1443693
(State or other       (Commission File Number)       (I.R.S. Employer
jurisdiction of                                    Identification Number)
incorporation or
organization)



                         999 Third Avenue, Suite 2300
                         Seattle, Washington 98104-4096
                         Telephone: (206) 467-3600

Item 5.  Other Events


     Plum Creek Management Company, L.P. (the "General Partner"), which serves as general partner of Plum Creek Timber Company, L.P. (the "Partnership"), has established long-term incentive plans for its executives and other key employees. These plans are designed to align the economic interests of management with those of Unitholders by tying incentive compensation directly to total investment returns to Unitholders. On April 17, 1998, the fifth and final target under these plans was achieved. During the life of these plans, Unitholders have received an annualized total return (Unit market appreciation plus Partnership cash distributions) of 19%.

     A summary of the General Partner's long-term incentive plans, along with both the total Unit Appreciation Rights ("UAR's) granted as of December 31, 1997 and the related compensation expense that will be recognized by the Partnership over the performance period as a result of achieving four of the five Unit Value Targets ("UVTs"), was discussed in the Partnership's 1997 Annual Report on Form 10-K. See Note 11 of Notes to such Combined Financial Statements. Also see exhibit 10.4 of the Partnership's 1997 Form 10-K for a copy of Plum Creek Management Company, L.P.'s Long-Term Incentive Plan.

     Below is an updated summary of the compensation expense expected to be recognized by the Partnership along with the related funding as a result of achieving all five UVTs under the General Partner's long-term incentive plans.

Effective October 1, 1993, the General Partner established a Long-Term Incentive Plan ("LTIP") which authorizes granting up to 2,000,000 UARs to certain executives of the General Partner. When any of five UVTs established by the LTIP are met through a combination of Unit market appreciation plus Partnership cash distributions, a percentage of the UARs is triggered and Units are credited to the executives' accounts.
The performance period under the LTIP during which UVTs may be met ends December 31, 1998, at which time any earned Units will be distributed. Earned Units generally vest at the end of the performance period. Costs incurred by the General Partner in administering and funding the LTIP are borne by the Partnership.

     The General Partner has granted 1,436,534 UARs, net of forfeitures, which will result in a total of 722,373 Units being earned under the LTIP if no Units are forfeited prior to the end of the performance period. Units in the executives' accounts will earn additional Units equal to the amount of any subsequent Partnership cash distributions.

     As of April 17, 1998, all five UVTs had been achieved and 722,373 Units had been allocated to the executives' accounts. Total compensation expense with respect to the achievement of these five UVTs will be approximately $21.8 million, of which $6.4 million, $3.2 million and $1.1 million was recognized in 1997, 1996 and 1995, respectively, and $10.4
million is expected to be recognized in 1998.   The expense of $10.4
million includes an expense of $6.8 million that will be recognized in the quarter ending June 30, 1998 as a result of achieving the fifth target on April 17, 1998 with the remainder of the fifth target expense amortized over the performance period.

     Effective January 1, 1994, the General Partner established a Key Employee Long-Term Incentive Plan ("KLTIP") for certain of its other key employees which authorizes granting up to 500,000 UARs. The KLTIP provisions are similar to the LTIP described above. Costs incurred by the General Partner in administering and funding the plan are borne by the Partnership. The General Partner has granted 357,600 UARs, net of forfeitures, which will result in a total of 179,822 Units being earned under the KLTIP if no Units are forfeited prior to the end of the performance period. Units in the participants' accounts will earn additional Units equal to the amount of any subsequent Partnership cash distributions.

     As of April 17, 1998, all five UVTs had been achieved and 179,822 Units had been allocated to the key employees' accounts. Total compensation expense with respect to the achievement of these five UVTs will be approximately $5.4 million, of which $1.5 million, $0.7 million and $0.4 million was recognized in 1997, 1996 and 1995, respectively, and
$2.8 million is expected to be recognized in 1998.   The expense of $2.8
million includes an expense of $2.0 million that will be recognized in the quarter ending June 30, 1998 as a result of achieving the fifth target on April 17, 1998 with the remainder of the fifth target expense amortized over the performance period.

     As a result of achieving the fifth target under the LTIP and KLTIP, the Partnership will recognize an additional compensation expense of approximately $9 million, or $0.19 per Unit in the quarter ending June 30, 1998.

     The Partnership is required under the Partnership Agreement to reimburse the General Partner for compensation costs related to the management of the Partnership, including the costs incurred in purchasing Units associated with these benefit plans. During 1997, the Partnership paid the General Partner for its purchase of 280,482 Units at a total cost of $9.2 million. Within the next year, it is anticipated that the Partnership will pay the General Partner approximately $10 million for the funding of the fifth target.

                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         PLUM CREEK TIMBER COMPANY, L.P.
                              (Registrant)


                         By: Plum Creek Management Company, L.P.
                              as General Partner


                              By: /s/ DIANE M. IRVINE
                              -----------------------

                                Diane M. Irvine
                                Vice President and
                                Chief Financial Officer
                                (Duly Authorized Officer)




Date:     April 17, 1998